Exhibit 99.1

CONTACTS:	Dennis M. Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS PRELIMINARY THIRD QUARTER 2015 RESULTS INCLUDING NON-CASH GOODWILL IMPAIRMENT CHARGE

- Third Quarter Results to be Reported on October 28 -

BRIDGEVILLE, PA, October 16, 2015 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today announced that, based on preliminary results, it expects to report net sales for the third quarter of 2015 of approximately $43.4 million. Further, the Company expects to report a loss of approximately $2.40 to $2.45 per diluted share, which includes after-tax non-cash intangible write-off charges of $13.2 million, or $1.87 per diluted share, primarily for goodwill impairment. It also includes after-tax charges of $2.3 million, or $0.32 per diluted share, associated with temporarily idling plant capacity, non-cash inventory write-downs, reducing hourly and salary workforce, and damages caused by the unauthorized substitution by a vendor of a critical supply part for the melting process. Before including the above charges, which collectively total $2.19 per diluted share, the loss for the third quarter of 2015 is expected to be $0.21 to $0.26 per diluted share.

The stock price decline since June, 2015 has caused the Company’s market capitalization to fall sufficiently below book value, which necessitated an interim goodwill impairment review under generally accepted accounting principles. The impairment charge fully eliminates goodwill from the balance sheet.

The Company noted that while the non-cash goodwill impairment charge will negatively impact reported earnings for the third quarter of 2015, it does not affect the Company’s cash balances, liquidity position, cash flow from operations, or tangible book value, which totaled approximately $187 million, or $26 per diluted share at September 30, 2015. In addition, during the quarter ended September 30, 2015, the Company significantly reduced working capital enabling the repayment of approximately $10 million of outstanding debt.

The Company’s stock price and recent operating performance reflect very challenging conditions in the specialty steel industry in 2015. The sharp and prolonged decline in the oil and gas market has led many customers to destock inventory. Customers have also delayed purchases due to the continued decline in nickel and other commodity prices in order to capture lower future prices. Additionally, downward trends in commodity prices have temporarily reduced margins because of the misalignment of surcharges with material costs of products shipped.

Chairman, President and CEO Dennis Oates commented: “We took strong action in the third quarter to offset the significant challenges facing our Company and industry, with a special focus on generating positive cash flow through adjusting mill output, rigorous working capital management and debt reduction. In fact, we were successful in reducing inventories by approximately $10 million in the quarter. It is also important to note that the strength of our tangible assets remains intact despite the impairment of goodwill in the quarter.

“Even though current industry conditions remain difficult, we have started to see signs of a pick-up in demand for our products, including our premium alloys, with order entry in September up 64% from the prior two month average. While the recovery may be uneven going through the balance of the year, customers continue to point to 2016 as a year of improvement.”

Third Quarter 2015 Conference Call Details:

The Company plans to report financial results for the third quarter of 2015 on Wednesday, October 28, 2015. In conjunction with the earnings release, the Company will host a conference call at 10:00 a.m. (Eastern) on October 28th. The call will be webcast simultaneously for all interested parties over the Internet.

Listeners can access the conference call live at www.univstainless.com. Please allow 5 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site through the end of the fourth quarter.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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